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                                                                  Exhibit 11 (A)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1995
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


                                                           Assuming
                                            Primary     Full Dilution
                                          ------------  --------------
Weighted average common shares
 outstanding                               13,859,121      13,859,121
Other dilutive securities                   2,122,370       2,313,128
                                          -----------     -----------

Total shares outstanding for calculation   15,981,491      16,172,249
                                          ===========     ===========

Net income - as reported                  $ 2,652,000     $ 2,652,000
Deduct:  Dividends on Cumulative
  Convertible Preferred Stock                 (42,000)        (42,000)
                                          -----------     -----------

Net income for calculation                $ 2,610,000     $ 2,610,000
                                          ===========     ===========

Net income per share                             $.16            $.16
                                          ===========     ===========

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